EXHIBIT 21


SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT


At February 28, 1995, consolidated, directly or indirectly, significant wholly-owned subsidiaries of Blount, Inc. were as follows:

NAME OF                                    PLACE OF
SUBSIDIARY                                 INCORPORATION
- ----------                                 -------------

BI Holdings Corp.                          Delaware

   Blount Holdings, Ltd.                   Canada

      Blount Canada, Ltd.                  Canada

   Blount Europe, SA                       Belgium

   Blount Japan, Inc.                      Japan

   Blount Industrial de Correntes LTDA     Brazil

Omark Properties, Inc.                     Oregon

Dixon Industries, Inc.                     Kansas

Gear Products, Inc.                        Oklahoma

The names of particular subsidiaries have been omitted because when considered in the aggregate or as a single subsidiary they would not constitute a significant subsidiary as of February 28, 1995.



























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